Exhibit (11)





                         PATRIOT TRANSPORTATION HOLDING, INC.
                      COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (UNAUDITED)

                                   	THREE MONTHS           NINE MONTHS
                                    ENDED JUNE 30,        ENDED JUNE 30,
                                     2004	    2003       2004        2003

Common shares:

Weighted average shares
 outstanding during the
 period - shares used for
 basic earnings per share         2,929,107  3,014,686  2,931,067  3,067,117

Shares issuable under stock
 options which are poten-
 tially dilutive                     49,946     39,501     46,136     31,298
Shares used for diluted earnings
 per share                        2,979,054  3,054,187  2,977,203  3,098,415


Income from continuing operations 1,913,000  1,260,000  4,390,000  2,620,000
Discontinued operations           9,041,000     86,000 14,855,000    286,000

Net income                       10,954,000  1,346,000 19,245,000  2,906,000


Earnings per common share basic

Income from continuing operations   $ .65        .42       1.50        .85
Discontinued operations             $3.09        .03       5.07        .10

Net income                          $3.74        .45       6.57        .95


Earnings per common share diluted

Income from continuing operations   $ .64        .41       1.47        .85
Discontinued operations             $3.04        .03       4.99        .09

Net income                          $3.68        .44      $6.46        .94